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                                                                   EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and "Selected Financial Data" and to the use of our report dated March 14, 1997 (except for Note 1 "The Company" and Note 5, as to which the date is June 23, 1997, and Note 10, as to which the date is July 30, 1997), in the Registration Statement (Form S-1) for the registration of 805,000 shares of common stock which incorporates by reference the Registration Statement (Form S-1) and the related Prospectus of Concentric Network Corporation for the registration of 4,140,000 shares of its common stock declared effective July 31, 1997.

                                           /s/ Ernst & Young LLP

San Jose, California
July 30, 1997